Exhibit 99.1

NEWS RELEASE for February 14, 2006
Contact: Dina Masi, CFO
         Integrated BioPharma, Inc.
         888.319.6962
         d.masi@ibiopharma.com


                       Integrated BioPharma Reports Second
                                 Quarter Results

                   SECOND QUARTER DILUTED EPS $0.05 per share

Hillside, N.J., February 14, 2006--Integrated BioPharma, Inc. (AMEX:INB) reported financial results today for the three and six month periods ended December 31, 2005. Net income applicable to common shareholders for the quarter was $685,518, or $0.05 per diluted share, compared with a net loss of $3.3 million, or $(0.26) per diluted share, for the same period in 2004. For the six months ended December 31, 2005, INB reported net income applicable to common shareholders of $1.8 million, or $0.13 per diluted share, compared with a net loss of $5.7 million, or $(0.46) per diluted share, for the same period in 2004. Net income applicable to common shareholders is calculated after cash dividends of $123,507 and $247,014 and non-cash deemed preferred stock dividends of $583,000 and $1,166,000 for the three and six months ended December 31, 2005, respectively.

Second quarter revenues increased approximately 105% to $12,968,294 from $6,310,908 for the same period a year ago. Exclusive of the Paxis subsidiary, the gross profit percentage increased to approximately 42% for the quarter ended December 31, 2005 from 18% for the same quarter of last year. The Company's pretax operating income was $1,366,015 for the second quarter of 2005 as compared to an operating loss of $(2,558,218) for the prior period.

Revenues for the six months ended December 31, 2005 increased approximately 125% to $27.8 million from $12.4 million a year ago. Exclusive of the Paxis subsidiary, the gross profit percentage increased to approximately 43% for the six months ended December 31, 2005 from 20% for the same period last year. The Company's pretax operating income was $3.3 million for the six months ended December 31, 2005 as compared to an operating loss of $(4.3) million for the prior period.

E. Gerald Kay, Chief Executive Officer of INB, said, "In this quarter, we added a new product to our branded proprietary nutraceutical product line and increased our advertising costs. These initiatives have resulted in increased sales and, we believe, added value to our shareholders. I am proud of the performance of our management team in delivering new products and expanding our nutraceutical customer base. We continue our efforts to stabilize our Paxis subsidiary by functionally integrating it in and exploring other strategies with our Hauser subsidiary. Finally, we remain focused on our diversification into the Biotechnology area with particular emphasis on our proprietary vaccine platform."

Financial Results for the three and six months ended December 31, 2005:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

                                                                 Three months ended                Six months ended
                                                                    December 31,                     December 31,
                                                            --------------------------------------------------------------
                                                              2005            2004               2005           2004
                                                            ------------    -----------       ------------    ------------
Total Revenue                                               $ 12,968,294    $ 6,310,908       $ 27,755,401    $ 12,350,059
Cost of sales                                                  7,989,170      6,000,933         17,381,932      11,720,324
                                                            ------------    -----------       ------------    ------------
Gross profit                                                   4,979,124        309,975         10,373,469         629,735
Selling and administrative expenses                            3,613,109      2,868,193          7,023,754       4,974,365
                                                            ------------    -----------       ------------    ------------
Pretax operating income (loss)                                 1,366,015     (2,558,218)         3,349,715      (4,344,630)
Other income (expense)                                           (37,030)         5,333            (96,626)         39,880
                                                            ------------    -----------       ------------    ------------
Income (loss) before income taxes
and minority interest                                          1,328,985     (2,552,885)         3,253,089      (4,304,750)
Federal and state income tax (benefit)                            20,876        (22,620)            65,614         (22,873)
                                                            ------------    -----------       ------------    ------------
Net income (loss) before minority interest                     1,308,109     (2,530,265)         3,187,475      (4,281,877)
Minority interest                                                 83,916        (20,986)           117,116         (20,986)
                                                            ------------    -----------       ------------    ------------
Net income (loss)                                              1,392,025     (2,551,251)         3,304,591      (4,302,863)
Non-cash deemed dividend from beneficial conversion
feature of Series B Preferred stock dividend (1)                (583,000)      (583,000)        (1,166,000)     (1,166,000)
Series B Preferred stock dividend (2)                           (123,507)      (123,507)          (247,014)       (247,014)
                                                            ------------    -----------       ------------    ------------
Net income (loss) applicable to common shareholders         $    685,518    $(3,257,758)      $  1,891,577    $ (5,715,877)
                                                            ============    ===========       ============    ============
Diluted                                                     $       0.05    $     (0.26)      $       0.13    $      (0.46)
                                                            ============    ===========       ============    ============
Weighted average common shares outstanding
- assuming dilution                                           13,887,522     12,570,124         14,176,429      12,555,560
                                                            ============    ===========       ============    ============

(1) Represents non-cash deemed dividend for preferred shareholders associated with the amortization of beneficial conversion feature and accretion of redemption value of Series B redeemable convertible preferred stock.

(2)  Represents 7% dividend on Series B redeemable convertible preferred stock.

About Integrated BioPharma Inc (INB)

Integrated BioPharma is a unique grouping of companies presently serving the varied needs of the health care industry. Through its nutraceutical business, the Company creates, develops, manufactures and markets products worldwide. The Company's biotechnology business uses its patented plant-based technology to produce vaccines and therapeutic antibodies. Its pharmaceutical business operates a cGMP facility for the production and sale of Paclitaxel and related drugs and provides technical services through its contract research organization. Further information is available at www.iBioPharma.com.

Statements included in this release related to Integrated BioPharma, Inc. may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.